                                CASE CORPORATION

                       ACTIONS OF THE AUTHORIZED OFFICERS


     Pursuant to the authority granted by the Board of Directors of Case Corporation (the "Guarantor") in its December 8, 1995 resolutions, the undersigned agree as follows:

          1. Case Credit Corporation (the "Company") is issuing $200,000,000 aggregate principal amount of the Company's 6 1/8% Notes Due February 15, 2003 (the "Notes") conditionally guaranteed by the Guarantor (the "Guarantee") and such Guarantee is to be endorsed on each Note.

          2. The Company is issuing and selling Notes to Merrill Lynch, Pierce, Fenner & Smith Incorporated, CS First Boston Corporation, Lazard Freres & Co. LLC, Lehman Brothers Inc., and Morgan Stanley & Co. Incorporated (collectively, the "Underwriters") pursuant to an Underwriting Agreement dated February 9, 1996, and a Terms Agreement, dated February 9, 1996 ("Terms Agreement"), among the Company and the Guarantor and the Underwriters, upon the terms and conditions set forth therein, to be issued under and in accordance with an Indenture, dated as of February 1, 1996, among the Company, the Guarantor and The Bank of New York, as Trustee ("Trustee"), relating to the Notes, the Guarantees and other obligations (the "Indenture").

          3. In addition to the other terms provided in the Indenture with respect to securities issued thereunder, all as more particularly described in the Terms Agreement, the Prospectus and the Prospectus Supplement relating to the Notes and the form of Note referred to below, Notes will contain the terms specified in the Actions of the Authorized Officers of the Company, dated February 9, 1996, and the Guarantee by the Guarantor shall be endorsed on each Note.

          4. Subject to the terms and conditions of the Guarantee, the Guarantor agrees to guarantee the payment of the principal, and premium, if any, and interest, if any, on the Notes, as such principal, and premium, if any, and interest, if any, shall become due and payable after any applicable grace period, whether at maturity, redemption, declaration or otherwise.

          5. In accordance with Section 14.2 of the Indenture, the Guarantor waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to the Notes or the indebtedness evidenced thereby and all demands whatsoever and covenants that the Guarantee will not be discharged except by complete performance of the obligations contained in the Guarantee.

          6. In accordance with Section 14.2 of the Indenture, the Guarantor shall be subrogated to all rights of the holders of the Notes against the Company in respect of any amounts paid by the Guarantor pursuant to the provisions of the Guarantee or the Indenture; provided that the Guarantor shall not be entitled to enforce or receive any payment arising out of, or based upon, such right of subrogation until all amounts due on or to become due on the Notes shall have been paid in full or duly provided for.

          7. In accordance with Section 14.2 of the Indenture, the Guarantee constitutes a guarantee of payment and is unsecured and ranks equally and ratably with all other unsecured and unsubordinated obligations of the Guarantor.

          8. The form of the Notes, with the Guarantee endorsed thereon (such Guarantee being in substantially the form set forth in Section 14.4 of the Indenture), shall be substantially as attached hereto as Exhibit A.

          9. The execution and delivery of the Underwriting Agreement, dated February 9, 1996, and the related Terms Agreement, dated February 9, 1996 (and substantially in the form attached hereto as Exhibit B), is hereby approved.

          10.  Any officer of the Guarantor specified in the first paragraph of
     Section 14.3 of the Indenture is hereby authorized and empowered to execute the Guarantee in the form he deems appropriate.

     IN WITNESS WHEREOF, on behalf of the Guarantor, the undersigned Authorized Officers of the Guarantor have executed this Officers' Certificate as of this 9th day of February, 1996.


                                    CASE CORPORATION



                                    By:   /s/ Theodore R. French
                                        ------------------------
                                    Name:  Theodore R. French
                                    Title: Senior Vice President
                                           and Chief Financial
                                           Officer



                                    By:   /s/ Benson K. Woo
                                        ------------------------
                                    Name:  Benson K. Woo
                                    Title: Vice President and
                                           Treasurer